CONTACTS:                                                        Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

                               Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD SALES FOR 2010 FOURTH QUARTER
AND FULL YEAR

-- Fourth Quarter Net Sales Rise 9.5% to $318.7 million --
-- Full Year Net Sales Rise 14.1% to $1.3 billion --

Corona, CA – February 24, 2011 – Hansen Natural Corporation (NASDAQ:HANS) today reported record financial results for the three- and twelve-months ended December 31, 2010.
Gross sales for the 2010 fourth quarter increased 10.5 percent to $364.1 million from $329.6 million a year earlier. Net sales for the 2010 fourth quarter increased 9.5 percent to $318.7 million from $290.9 million in the same quarter last year.  Both gross and net sales for the 2009 fourth quarter were positively impacted by advance purchases made by customers due to the Company’s announcement in the fourth quarter of 2009 of a new per case marketing contribution program for Monster Energy® distributors commencing January 1, 2010, as well as to avoid potential interruptions in product supply due to our planned transition to the SAP enterprise resource planning system from January 1, 2010.  The Company previously estimated that approximately 4 percent to 6 percent of our fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.
        Gross profit as a percentage of net sales was 51.6 percent for the fourth quarter ended December 31, 2010, compared with 53.4 percent for the comparable 2009 quarter, in part due to increased promotional allowances, production variances and product mix.
Distribution costs as a percentage of net sales were 4.2 percent for the fourth quarter of 2010, compared with 4.1 percent in the same quarter last year.
               Selling expenses as a percentage of net sales for the 2010 fourth quarter were 12.2 percent, compared with 10.4 percent in the same quarter a year ago primarily due to increased expenses to further promote the Monster Energy® brand in existing markets, as well as to increase awareness and to establish the brand in new international markets.

         General and administrative expenses for the 2010 fourth quarter as a percentage of net sales were 10.2 percent compared with 9.4 percent in the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $4.0 million in the fourth quarter of 2010, compared with $4.3 million for the fourth quarter of 2009.  Operating expenses for the 2010 fourth quarter increased to $84.6 million from $69.4 million in the same quarter last year.
Operating income for the 2010 fourth quarter decreased 7.0 percent to $79.8 million from $85.8 million in the comparable 2009 quarter.
The effective tax rate for the 2010 fourth quarter was 38.7 percent compared with 38.3 percent in the same quarter last year.
        Net income for the 2010 fourth quarter decreased 7.9 percent to $49.1 million from $53.4 million in the same quarter last year.  Net income per diluted share decreased 7.8 percent to $0.53 from $0.57 per diluted share in the 2009 comparable quarter.
Net sales for the Company’s DSD segment increased 10.4 percent to $297.5 million for the 2010 fourth quarter from $269.3 million for the same period in 2009.  Net sales for the Company’s warehouse segment were $21.2 million for the three-months ended December 31, 2010, compared with $21.6 million for the same period in 2009.
Gross sales to customers outside the United States rose to $66.4 million in the 2010 fourth quarter, compared with $43.3 million in the corresponding quarter in 2009.
Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to continuing strong demand for Monster Energy® drinks as well as to continued strength of the energy category. Monster Energy® drinks continued to gain market share in the US, with sales increasing in excess of category growth. Sacks said that good progress was made on the international front during the quarter, with sales of Monster Energy® drinks increasing well over comparable sales in the same quarter last year.  “During the fourth quarter, we continued to invest in our Monster Energy® brand, both domestically and overseas,” Sacks said. “In the US, we also launched Monster Energy® M3 Super Concentrate, which is packaged in 5-oz glass bottles and Worx Energy™ energy shots, which is packaged in 2-oz PET plastic bottles. The launch of Worx Energy™ energy shots is being supported with traditional television advertising,” Sacks said. “Plans are proceeding for the launch of our new non carbonated Monster Rehab™ energy drink with electrolytes and additional supplements in March 2011,” Sacks added.
For the 2010 fiscal year, gross sales increased 13.7 percent to $1.489 billion from $1.309 billion a year earlier.  Net sales for the year ended December 31, 2010 increased 14.1 percent to $1.304 billion from $1.143 billion a year ago.
Gross profit as a percentage of net sales was 52.2 percent for the year ended December 31, 2010, compared with 53.6 percent for the 2009 year.
Operating expenses for the year ended December 31, 2010 increased to $332.4 million from $275.0 million for 2009.  Included in operating expenses in the 2009 year was a $4.7 million credit related to reimbursements to the Company of legal expenses previously paid by the Company.  Operating income for the 2010 year increased 3.1 percent to $347.8 million from $337.3 million a year ago.
        Net income for the twelve-months ended December 31, 2010 was $212.0 million, or $2.28 per diluted share, compared with $208.7 million, or $2.21 per diluted share, for the same period last year.
Gross sales to customers outside the United States were $240.6 million in the year ended December 31, 2010, compared with $168.0 million in the year ended December 31, 2009.

Auction Rate Securities
                In March 2010, the Company entered into an agreement relating to $54.2 million in par value auction rate securities, which enables the Company to sell such securities (the “Put Option”) in semi-annual or annual installments beginning March 22, 2011 with full sale rights available on or after March 22, 2013.  Such auction rate securities, which have been reclassified from available-for-sale to trading securities, will continue to accrue interest until redeemed through either the Put Option, by the auction process, or by the terms outlined in their respective prospectuses in the event of auction failure.
                 At December 31, 2010 the Company held auction rate securities with a face value of $79.6 million.  The Company determined that an impairment of $7.4 million had occurred at December 31, 2010, of which $2.4 million was deemed temporary and $5.0 million was deemed other-than-temporary.  Included in other comprehensive loss is $1.5 million of accumulated net unrealized loss on available-for-sale securities, net of taxes for the twelve-months ended December 31, 2010.  Included in interest and other income, net, is $0.8 million loss on investment and put option for the twelve-months ended December 31, 2010.  The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call
               The Company will host an investor conference call on February 24, 2011 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio Web broadcast via the internet at www.hansens.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the Web site.

Hansen Natural Corporation
Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Monster Energy® Extra Strength Nitrous Technology™ energy drinks, Java Monster™ brand non-carbonated coffee + energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Peace Tea™ iced teas, Worx Energy™ energy shots, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices, Vidration™ brand vitamin enhanced waters, Admiral™ iced teas and Hubert’s™ Lemonades.  For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures
   Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of excise and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues in which energy drinks can be sold; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #
(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2010 AND 2009
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Gross sales, net of discounts and returns*	$ 364,067	$ 329,603	$ 1,488,516	$ 1,309,335

Less: Promotional and other allowances**	45,402	38,689	184,574	166,036

Net sales	318,665	290,914	1,303,942	1,143,299

Cost of sales	154,255	135,638	623,702	530,983

Gross profit	164,410	155,276	680,240	612,316
Gross profit margin as a percentage of net sales	51.6%	53.4%	52.2%	53.6%

Operating expenses	84,613	69,442	332,426	275,007
Operating expenses as a percentage of net sales	26.6%	23.9%	25.5%	24.1%

Operating income	79,797	85,834	347,814	337,309
Operating income as a percentage of net sales	25.0%	29.5%	26.7%	29.5%

Other income (expense):
Interest and other income, net	262	674	2,246	2,273
Gain (loss) on investment and put option, net	106	(7)	(758)	(3,887)
Total other income (expense)	368	667	1,488	(1,614)

Income before provision for income taxes	80,165	86,501	349,302	335,695

Provision for income taxes	31,033	33,144	137,273	126,979

Net income	$ 49,132	$ 53,357	$ 212,029	$ 208,716
Net income as a percentage of net sales	15.4%	18.3%	16.3%	18.3%

Net income per common share:
Basic	$ 0.55	$ 0.60	$ 2.40	$ 2.32
Diluted	$ 0.53	$ 0.57	$ 2.28	$ 2.21

Weighted average number of shares of common stock and common stock equivalents:
Basic	88,750	88,744	88,514	89,967
Diluted	93,322	93,398	93,021	94,643

Case sales (in thousands) (in 192-ounce case equivalents)	31,109	27,461	129,031	109,985
Average net sales price per case	$ 10.24	$ 10.59	$ 10.11	$ 10.40

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND DECEMBER 31, 2009
(In Thousands, Except Par Value) (Unaudited)
	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 354,842	$ 328,349
Short-term investments	244,649	18,487
Trade accounts receivable, net	101,222	104,206
Distributor receivables	413	4,699
Inventories	153,241	108,143
Prepaid expenses and other current assets	17,022	11,270
Prepaid income taxes	9,992	-
Deferred income taxes	16,772	10,350
Total current assets	898,153	585,504

INVESTMENTS	44,189	80,836
PROPERTY AND EQUIPMENT, net	34,551	33,314
DEFERRED INCOME TAXES	58,475	65,678
INTANGIBLES, net	43,316	33,512
OTHER ASSETS	3,447	1,226
Total Assets	$ 1,082,131	$ 800,070

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 85,674	$ 48,863
Accrued liabilities	23,811	14,174
Deferred revenue	10,140	9,125
Accrued distributor terminations	407	2,977
Accrued compensation	7,603	7,623
Current portion of debt	274	206
Income taxes payable	925	761
Total current liabilities	128,834	83,729

DEFERRED REVENUE	124,899	131,388

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 98,731 shares issued and 88,980 outstanding as of December 31, 2010; 97,285 shares issued and 88,159 outstanding as of December 31, 2009	494	486
Additional paid-in capital	187,040	137,040
Retained earnings	882,425	670,396
Accumulated other comprehensive income (loss)	281	(4,667)
Common stock in treasury, at cost; 9,751 shares and 9,126 shares as of December 31, 2010 and December 31, 2009, respectively	(241,842)	(218,302)
Total stockholders' equity	828,398	584,953
Total Liabilities and Stockholders’ Equity	$ 1,082,131	$ 800,070